UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2011

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 363-4900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2011, ORBCOMM Inc. (“ORBCOMM”) and PLMS Acquisition, LLC, a wholly-owned subsidiary of ORBCOMM (collectively, the “Buyer”), PAR Technology Corporation (“PAR”), PAR Government Systems Corporation (“PAR-G”), and PAR Logistics Management Systems Corporation, (“PLMS”) (PAR, PAR-G, and PLMS are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) for Buyer to purchase substantially all of the assets of PLMS.

Consideration to be Paid

The consideration payable by ORBCOMM at the closing with respect to substantially all the assets of PLMS is equal to the aggregate amount of $6,000,000 (the “Closing Consideration”) in cash and common stock as follows:

(i)	Cash consideration in an amount equal to four million Dollars ($4,000,000);

(ii)	Issuance and delivery to PAR of 258,065 shares of ORBCOMM common stock (based on the amount of $800,000 divided by the average 20-day closing price of ORBCOMM common stock prior to the execution of the Asset Purchase Agreement the “Average Price”));

(iii)	Issuance and delivery to The Bank of New York Mellon, as escrow agent (“Mellon”), of 387,097 shares of ORBCOMM common stock (based on the amount of $1,200,000 divided by the Average Price), which escrowed shares will be available to pay certain indemnification obligations of the Sellers to the Buyer; and

(iv)	Assumption by Buyer of certain specified assumed liabilities, generally consisting of liabilities arising after the closing date and liabilities reflected in the closing working capital calculation.

In addition to the Closing Consideration, contingent consideration of up to $3.95 million payable by ORBCOMM to PAR post-closing in cash, ORBCOMM common stock or a combination of cash and ORBCOMM common stock, at ORBCOMM’s option. Up to $3 million of the contingent consideration will be payable based on achievement of certain agreed-upon new subscriber targets for calendar year 2012 and up to $950,000 of the contingent consideration will be payable based on achieving agreed-upon sales targets for calendar years 2012 through 2014.

If paid in stock, the number of ORBCOMM shares to be issued to PAR will be based upon the average 20-day closing price of ORBCOMM common stock prior to the payment due date for such contingent consideration.

Representations, Warranties and Covenants

The Asset Purchase Agreement contains customary representations, warranties and covenants. The representations and warranties generally survive the closing for fifteen (15) months.

Conditions to Closing

Each party’s obligation to close the transactions contemplated by the Asset Purchase Agreement is subject to customary closing conditions, including obtaining certain third party consents to the transactions and the execution and delivery of a registration rights agreement relating to the shares being issued in the transaction.

Termination

The Asset Purchase Agreement contains certain termination rights for both ORBCOMM and PAR, including in the event that the closing conditions of the transactions contemplated by the Asset Purchase Agreement is not consummated by March 31, 2012.

Other Related Transaction Documents

On December 23, 2011, the Buyer and the Sellers also entered into a transition services agreement whereby PLMS and PAR agreed to provide transition services for a period of six months after the closing of the transactions contemplated by the Asset Purchase Agreement. ORBCOMM may, at its option, extend such services for two additional six month periods.

Item 8.01 Other Events

On December 28, 2011, ORBCOMM and PAR issued a joint press release announcing the entry into the Asset Purchase Agreement and the transactions contemplated thereby, a copy of which is attached as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

99.1	Joint press release of ORBCOMM Inc. and PAR Technology Corporation dated December 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun
Name: Christian Le Brun
Title: Executive Vice President, General Counsel and Secretary

Date: December 29, 2011

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